SEVENTH AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT

THIS SEVENTH AMENDMENT, dated as of March 27, 2008, amends and modifies a certain Amended and Restated Credit Agreement, dated as of November 16, 2005, as amended by Amendments dated as of December 5, 2005, December 14, 2005, March 15, 2006, July 24, 2006, November 30, 2006 and November 30, 2007 (as so amended, the “Credit Agreement”), between MMA MORTGAGE INVESTMENT CORPORATION (the “Borrower”) and U.S. BANK NATIONAL ASSOCIATION (the “Bank”). Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.

FOR VALUE RECEIVED, the Borrower and the Bank agree that the Credit Agreement is amended as follows.

ARTICLE I — AMENDMENTS TO THE CREDIT AGREEMENT

1.1 Termination Date. The Definition of “Termination Date” in Section 1.1 is amended to read as follows:

"'Termination Date‘: the earliest of (i) the date on which the Bank terminates the Commitments pursuant to Section 5.2 hereof, (ii) the date on which the Commitments are reduced to $0 and all Advances repaid, as provided in Section 2.9(a), and (ii) April 30, 2008.”

The Borrower acknowledges that the full aging periods set forth in Section 2.5(b) may not elapse prior to the Termination Date and that the Advances and the Notes shall be due and payable on the Termination Date without regard to such further aging periods.

1.2 Liquidity.

(a) A definition of “Liquidity” is added to Section 1.1, and shall read as follows:

"'Liquidity’ means the total of:

(a) 70% of the remainder of (i) the Fair Market Value of the Borrower’s Servicing Portfolio (as ‘Fair Market Value’ is defined in and determined under the definition of ‘Tangible Net Worth’), minus (ii) the amount of any Indebtedness that is secured by a lien or security interest covering servicing rights in the Borrower’s Servicing Portfolio, including the Fannie Mae Advances; plus

(b) the excess of the Borrower’s Permitted Investments over outstanding Investment Advances hereunder, provided that such Permitted Investments shall not be subject to any lien or security interest except that in favor of the Bank; plus

(c) the excess of (i) the aggregate amount of Advances that the Borrower could borrow under this Agreement, consistent with all requirements of this Agreement, assuming no further Collateral or financed Mortgage Loans or other assets were delivered hereunder, over (ii) the aggregate amount of Advances actually outstanding under this Agreement.”

(b) Section 4.14 is added after Section 4.13, and shall read as follows:

“4.14 Liquidity. Maintain Liquidity of not less than $40,000,000 at all times.”

(c) The form of Compliance Certificate is amended by adding a calculation of Liquidity as set forth on Exhibit A to this Amendment.

1.3 Interest. Interest. Section 2.7 is amended to read as follows:

“2.7 Interest. Interest on Advances shall accrue at whichever of the following fluctuating rates per annum is designated by the Borrower at the time each such Advance is made:

(a) For all Advances, unless Section 2.7(b) applies:

(i) for Balance Supported Advances the following, subject to adjustment as provided in Section 2.8:

(1) 1.000% for Revolving Advances that are Investment Advances;
(2) 2.000% for Revolving Advances that are Bridge Advances;
(3) 1.125% for Revolving Advances that are Warehousing Advances; and
(4) 1.50% for Fannie Mae Advances.

The Bank shall determine, and shall notify the Borrower of the amount of the Advances deemed to be Balance Supported Advances on a monthly basis.

(ii) for all Advances that are not Balance Supported Advances either (x) the Prime Rate per annum, or (y) the Floating LIBOR Rate, plus (for interest determined under this subparagraph (y) only):

(1) 1.000% for Revolving Advances that are Investment Advances;
(2) 2.000% for Revolving Advances that are Bridge Advances; and
(3) 1.125% for Revolving Advances that are Warehousing Advances; and
(4) 1.50% for Fannie Mae Advances.

(b) Any amount of the Advances not paid when due, whether at the date scheduled therefor or earlier upon acceleration, shall bear interest until paid in full at a rate per annum equal to the Prime Rate plus 2.00% per annum.

(c) Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

(d) Interest on all Advances shall be calculated on the basis of the actual number of days elapsed in a year of 360 days.”

1.4 Additional Representation. Section 3.19 is added after Section 3.18, and shall read as follows:

“3.19 Certain Improvements. Certain improvements to properties may be financed by Bridge Mortgage Loans, which improvements are being financed by the Borrower as described as the American House transaction and will be completed under fixed price contracts, by bonded, licensed and insured contractors.”

1.5 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.

ARTICLE II — REPRESENTATIONS AND WARRANTIES

To induce the Bank to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Bank that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

ARTICLE III — CONDITIONS PRECEDENT

This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article III of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.

3.3 Documents. The Borrower shall have executed and delivered this Amendment and shall have (a) paid to the Bank a non-refundable amendment fee of $25,000, and (b) reimbursed the Bank for legal fees of preparation of this Amendment and prior documents.

ARTICLE IV — GENERAL

4.1 Expenses. The Borrower agrees to reimburse the Bank upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Bank in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith, and in enforcing the obligations of the Borrower hereunder, and to pay and save the Bank harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Amendment, which obligations of the Borrower shall survive any termination of the Credit Agreement.

4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.

4.4 Law; Consent to Jurisdiction; Waiver of Jury Trial. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder. This Amendment shall be subject to the Consent to Jurisdiction and Waiver of Jury Trial provisions of the Credit Agreement.

4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower and the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Bank and the successors and assigns of the Bank. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Randy S. Baker

Title Vice President

MMA MORTGAGE INVESTMENT

CORPORATION

By: /s/ Mike Rulf

Title Senior Vice President

Exhibit A

Compliance Certificate

5. Liquidity required by Section 4.14

(a)

(i) Fair Market Value of the

Borrower’s Servicing Portfolio	$—
minus (ii) Indebtedness secured by a lien or security interest covering servicing rights	$—
Remainder:	$—
70% of Remainder:		$—

(b)

(i) Permitted Investments* $

minus (ii) outstanding Investment Advances	$—
Remainder:	$—

*not be subject to any lien or security interest except that in favor of the Bank.

(c)

(i) the aggregate amount

of Advances that the Borrower
could borrow under this Agreement:		$—
minus (ii) Advances actually outstanding:	$	______
Remainder:			$—
Total:			$—